Annex B

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

MASUBI LLC

1. Designation. A total of One Million Five Hundred Thousand (1,500,000) shares of the Preferred Stock shall be designated the "Series A Convertible Preferred Stock." As used herein, the term "Preferred Stock" used without reference to the Series A Convertible Preferred Stock shall mean the shares of Preferred Stock, without distinction as to series, except as otherwise expressly provided for herein. All other capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in Section 10.1 hereof.

2. Dividends

2.0 Accrual and Payment of Dividends.

(a) Subject to Section 2.1(a)(I) hereof, the holders of shares of Series A Convertible Preferred Stock shall be entitled to receive semiannually out of the assets of the Company legally available therefor, prior and in preference to any declaration or payment of any dividend on the Common Stock or any other class or series of capital stock of the Company designated in the future to be junior to the Series A Convertible Preferred Stock with respect to the payment of dividends, cumulative cash dividends at the rate per share per annum equal to fifteen percent (15%) of the Original Series A Purchase Price (subject to equitable adjustment in the event of any stock split, stock dividend, combination, recapitalization, reorganization, reclassification or other similar event) on each share of Series A Convertible Preferred Stock then outstanding. Dividends on the Series A Convertible Preferred Stock shall accrue on each share of Series A Convertible Preferred Stock from the Original Series A Issuance Date, whether or not earned or declared, accruing until paid.

(b) Dividends under this Section 2.1(a) shall be accrued and deferred and not be paid before June 30, 2003. For the period from the Original Series A Issuance Date until June 30, 2003, the Company may, at its option, in lieu of the cash dividends described in subsection (a) above, issue additional fully-paid and non-assessable shares of Series A Convertible Preferred Stock (or fractions thereof) at an annual rate of 0.15 of a share of Series A Convertible Preferred Stock on each share of Series A Convertible Preferred Stock then outstanding.

(c) Upon the conversion of any shares of Series A Convertible Preferred Stock, all accrued but unpaid dividends on such shares of Series A Convertible Preferred Stock shall be converted with the Series A Convertible Preferred Stock in accordance with the terms of Section 5.

(d) Each fractional share of Series A Convertible Preferred Stock outstanding shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding share of Series A Convertible Preferred Stock, and all such dividends with respect to such outstanding fractional shares shall be payable in the same manner and at such times as provided for in Section 2.1(a) with respect to dividends on each outstanding share of Series A Convertible Preferred Stock. Each fractional share of Series A Convertible Preferred Stock outstanding shall also be entitled to a ratably proportionate amount of any other distributions made with respect to each outstanding share of Series A Convertible Preferred Stock, and all such distributions shall be payable in the same manner and at the same time as distributions on each outstanding share of Series A Convertible Preferred Stock.

2.1 Restrictions on Dividends and Other Distributions.

(a) Except to the extent in any instance approval is provided in writing by the Majority Holders, the Company shall not (I) declare or pay any dividends (other than those dividends provided for in Section 2.1(a) hereof), (ii) purchase, redeem, retire, or otherwise acquire for value any of its Equity Securities now or hereafter outstanding, (iii) return any capital to its stockholders as such, (iv) make any other distribution of assets to its stockholders as such, (v) repay or prepay any outstanding indebtedness of the Company, (vi) comply with any specific provision of the terms of any subsequently designated series of Preferred Stock in accordance with its terms for such purpose, or (vii) cause or authorize any Subsidiary to do any of the foregoing.

(b) Notwithstanding the foregoing, (I) Subsidiaries shall be entitled to declare and make payment of cash and stock dividends, return capital and make other distributions of assets to the Company only, and (ii) the Company shall be entitled to (A) effect a stock split or declare or pay any dividend consisting solely of shares of any class of capital stock and payable solely to the holders of shares of such class of capital stock; (B) declare and pay all accrued dividends on the Series A Convertible Preferred Stock; (C) redeem or repurchase any Equity Securities of a deceased stockholder out of proceeds of insurance held by the Company on that stockholder's life; and (D) redeem or repurchase any Equity Securities of any director, officer, employee, consultant or other person, pursuant to a stock repurchase agreement or stock restriction agreement under which the Company has the right or obligation to repurchase such Equity Securities in the event of death, termination of employment or consulting agreement, or other similar discontinuation of a business relationship.

3. Liquidation Rights

3.1 Treatment at Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or in the event of its insolvency, distributions to the stockholders of the Company shall be made in the following manner:

(a) First, before any distribution or payment is made to any holders of Common Stock or any other class or series of capital stock of the Company designated in the future to be junior to the Series A Convertible Preferred Stock with respect to liquidation preference, and subject to the liquidation rights and preferences of any class or series of Preferred Stock designated in the future to be senior to or on parity with the Series A Convertible Preferred Stock with respect to liquidation preference, the holders of Series A Convertible Preferred Stock shall be entitled to be paid first out of the assets of the Company available for distribution to holders of the Company's capital stock of all classes and series, whether such assets are capital, surplus or earnings (collectively, "Available Assets"), an amount per share (the "Series A Liquidation Amount") equal to the greater of: (I) Series A Preferential Amount, or (ii) such amount as would have been payable per share of Series A Convertible Preferred Stock had each share of Series A Convertible Preferred Stock been converted into Common Stock in accordance with Section 5 hereof immediately prior to such liquidation, dissolution or winding up. If, upon liquidation, dissolution or winding up of the Company, the Available Assets shall be insufficient to pay the holders of shares of Series A Convertible Preferred Stock and of any other series of Preferred Stock on parity with the Series A Convertible Preferred Stock with respect to liquidation preference the full amounts to which they otherwise would be entitled hereunder, the holders of Series A Convertible Preferred Stock and such other series of Preferred Stock shall share in any distribution of Available Assets pro rata in proportion to and in the order of the respective liquidation preference amounts which would otherwise be payable upon liquidation with respect to the outstanding shares of the Series A Convertible Preferred Stock and such other series of Preferred Stock if all liquidation preference dollar amounts with respect to such shares were paid in full.

(b) After payment of the Series A Liquidation Amount to all holders of the Series A Convertible Preferred Stock and payment of any other preference amounts to the holders of any other class or series of Preferred Stock entitled to a liquidation preference, the entire remaining Available Assets, if any, shall be distributed ratably among the holders of Common Stock, in proportion to the shares of Common Stock then held by them.

(c) Written notice of any liquidation, dissolution or winding up of the Company, stating the payment date, the amount of the Series A Preferential Amount, the amount of the Series A Liquidation Amount and the place where said Series A Liquidation Amount shall be payable, shall be given to the holders of record of Series A Convertible Preferred Stock, not less than 30 days prior to the consummation of such liquidation, dissolution or winding up, in accordance with the provisions of Section 8.2.

3.2 Treatment of Reorganization, Consolidation, Merger or Sale of Assets. Any Change of Control Event shall, at the option of each individual holder of shares of Series A Convertible Preferred Stock, be deemed, for the purposes of this Section 3.2, to be a liquidation, dissolution and winding up of the Company, in which event (a) the Series A Liquidation Amount to which each such holder is entitled shall be calculated based upon the fair market value (as reasonably determined in good faith by the Board of Directors of the Company in a manner reasonably acceptable to the Majority Holders) of whatever property (including any securities) is to be received by the Company or its other stockholders in respect of such Change of Control Event, and (b) such Series A Liquidation Amount shall be paid to each such holder in cash upon the consummation of such Change of Control Event, regardless of the type of consideration to be received by the Company or its other stockholders in respect of such Change of Control Event. The Company shall give the holders of shares of Series A Convertible Preferred Stock at least 20 days' prior written notice of any Change of Control Event in accordance with the provisions of Section 8.2, specifying in reasonable detail the terms thereof, including the aggregate and per share consideration to be received in connection therewith. If any holder of shares of Series A Convertible Preferred Stock desires to exercise its option to have such Change of Control Event treated as a liquidation under this Section 3.2, it must notify the Company in writing of such exercise no later than 15 days after its receipt of the Company's notice. If such notice is not delivered to the Company within such 15-day time period, such holder will be deemed to have waived its option to have such Change of Control Event treated as a liquidation under this Section 3.2, subject to any material change in the terms of such Change of Control Event as provided in the following sentence. If at any time there is a material change in the terms of a Change of Control Event, the Company shall promptly notify the holders of Series A Convertible Preferred Stock in writing of such change, specifying the same in reasonable detail, and each holder of shares of Series A Convertible Preferred Stock shall have the right to change any election made by it in connection with such Change of Control Event (including any failure to make an election) at any time within the greater of (I) the number of days remaining in the 15-day period referred to above or (ii) ten days after its receipt of such notice of material change from the Company. The Company shall not effect any Change of Control Event unless, prior to the consummation thereof, the holders of Series A Convertible Preferred Stock are provided with the notice required by, and the opportunity to exercise their rights under and in accordance with, this Section 3.2, and the Company has otherwise fully complied with its obligations hereunder.

3.3 Distributions Other than Cash. Whenever the distribution provided for in this Section 3 shall be payable in whole or in part in property other than cash, the value of any property distributed shall be the fair market value of such property as reasonably determined in good faith by the Board of Directors of the Company in a manner reasonably acceptable to the Majority Holders. All distributions of property other than cash made hereunder shall be made, to the maximum extent possible, pro rata with respect to each series and class of Preferred Stock and Common Stock in accordance with the liquidation amounts payable with respect to each such series and class.

4. Voting Power.

4.1 General. Except as otherwise expressly provided elsewhere in the Operating Agreement, this Series A Certificate of Designation or as otherwise required by law, (a) each holder of Series A Convertible Preferred Stock shall be entitled to vote on all matters submitted to a vote of the stockholders of the Company and shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such holder's shares of Series A Convertible Preferred Stock could be converted, pursuant to the provisions of Section 5 hereof, at the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, and (b) except with respect to matters set forth in Sections 7.1 and 7.2 hereof, the holders of shares of Series A Convertible Preferred Stock and Common Stock shall vote together (or tender written consents in lieu of a vote) as a single class on all matters submitted to the stockholders of the Company.

4.2 Majority Holders. Whenever in this Series A Certificate of Designation the vote, approval or written consent of the Majority Holders (or the holders of any other specified percentage of the shares of Series A Convertible Preferred Stock) is required, such vote shall be taken, such approval shall be given or such written consent shall be tendered by the holders of the Series A Convertible Preferred Stock voting, approving or consenting together as a single class, with each share of Series A Convertible Preferred Stock being entitled to one vote in each instance.

4.3 Special Director Election Right.

(a) In the event of a bankruptcy ("Merlin Bankruptcy") filing by or against Merlin Software Technologies International, Inc., whether voluntary or involuntary, the holders of the Series A Convertible Preferred Stock will have the special right, voting separately as a single class (with each share of Series A Convertible Preferred Stock being entitled to one vote) to remove any individuals elected to the Board of Directors, and to fill three vacancies in the Board of Directors, to the exclusion of all other series and classes of the Company's capital stock, and the holders of a majority of the outstanding shares of Common Stock shall elect the two remaining vacancies in the Board of Directors. The special right of the holders of Series A Convertible Preferred Stock to elect a majority of the members of the Board of Directors may be exercised at a special meeting called pursuant to this Section 4.3, at any annual or other special meeting of stockholders or, to the extent and in the manner permitted by applicable law, by written consent in lieu of a meeting.

(b) At any time when a Merlin Bankruptcy has occurred, a proper officer of the Company shall, upon the written request of the holders of at least 10% of the Series A Convertible Preferred Stock then outstanding (the "Electing Holders"), addressed to the Secretary or Assistant Secretary of the Company, call a special meeting of the holders of Series A Convertible Preferred Stock for the purpose of electing or removing directors, which basis for removal shall be without cause pursuant to this Section 4.3. Such meeting shall be held at the earliest legally permissible date at the principal office of the Company, or at such other place designated by the Electing Holders. If such meeting has not been called by a proper officer of the Company within five days after delivery of such written request upon the Secretary of the Company at its principal office, then the Electing Holders may designate in writing one of their number to call such meeting at the expense of the Company, and such meeting may be called by such person so designated upon the notice required for special meetings of stockholders and shall be held at the Company's principal office, or at such other place designated by the Electing Holders. Any holder of Series A Convertible Preferred Stock so designated shall be given access to the stock record books of the Company for the purpose of causing a meeting of stockholders to be called pursuant to this Section 4.3.

(c) At any meeting, or at any adjournment thereof, at which the holders of Series A Convertible Preferred Stock have the special right to elect directors, the presence, in person or by proxy, of the Majority Holders shall be required to constitute a quorum for the election or removal of any director by the holders of the Series A Convertible Preferred Stock exercising such special right. The vote of the holders of a majority of the shares of Series A Convertible Preferred Stock constituting such quorum and present in person or by proxy at any meeting shall be required to elect or remove any such director.

(d) Any director so elected by the holders of Series A Convertible Preferred Stock shall continue to serve as a director until the earliest of his or her death, resignation or removal or the expiration of the remaining period of the full term for which such director has been elected.

5. Conversion Rights. The holders of the Series A Convertible Preferred Stock shall have the following rights with respect to the conversion of such shares into shares of Common Stock:

5.1 Voluntary Conversion.

(a) Subject to and in compliance with the provisions of this Section 5, each share of the Series A Convertible Preferred Stock (together with all accrued but unpaid dividends thereon) shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully-paid and non-assessable shares of Common Stock as is determined pursuant to Section 5.3 below.

(b) To exercise this conversion right, a holder of Series A Convertible Preferred Stock shall surrender the certificate or certificates representing the shares being converted at the principal office of the Company, together with written notice to the Company that such holder elects to convert such shares (the "Conversion Notice"); provided, however, that in the event such certificate or certificates have been lost, stolen or destroyed, then the holder electing to effect such a conversion shall so certify to the Company in its Conversion Notice, and shall further execute an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. The Conversion Notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. The certificate or certificates for shares of Series A Convertible Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Company or in blank. As promptly as practicable after the Series A Conversion Date, the Company shall issue and deliver to the holder of the shares of Series A Convertible Preferred Stock being converted, or on its written order, at the expense of the Company: (I) a certificate or certificates, as such holder may request, representing the number of whole shares of Common Stock issuable upon the conversion of such shares of Series A Convertible Preferred Stock in accordance with the provisions of this Section 5, (ii) if some but not all of the shares of Series A Convertible Preferred Stock represented by a certificate surrendered by such holder are converted, a new certificate or certificates representing the number of shares of Series A Convertible Preferred Stock which were not converted, and (iii) if necessary pursuant to the provisions of Section 5.5, cash in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Series A Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series A Convertible Preferred Stock shall cease and the person(s) in whose name(s) any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder(s) of record of the shares of Common Stock represented thereby.

5.2 Automatic Conversion.

(a) Immediately upon the consummation of the Company's first Qualified Public Offering pursuant to an effective registration statement filed pursuant to the Securities Act (or its equivalent statue under the laws of the Republic of India) (the "Conversion Event"), all outstanding shares of Series A Convertible Preferred Stock (together with all accrued but unpaid dividends thereon) shall be converted automatically into the number of fully-paid, non-assessable shares of Common Stock as is determined pursuant to Section 5.3 below as of the date of the Conversion Event, without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company.

(b) Promptly upon the occurrence of the Conversion Event, the Company shall deliver written notice thereof to the holders of the Series A Convertible Preferred Stock in accordance with the provisions of Section 8.2, and such holders shall surrender the certificates representing such shares at the principal office of the Company, which certificates shall be accompanied by proper assignment thereof to the Company or in blank. As promptly as practicable after the Series A Conversion Date, the Company shall issue and deliver to each holder of shares of Series A Convertible Preferred Stock so converted, at the expense of the Company: (I) a certificate representing the number of whole shares of Common Stock issuable upon the conversion of such shares of Series A Convertible Preferred Stock in accordance with the provisions of this Section 5, and (ii) if necessary pursuant to the provisions of Section 5.5, cash in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion; provided, however, that the Company shall not be obligated to issue and deliver the foregoing unless certificates evidencing the shares of Series A Convertible Preferred Stock so converted are either delivered to the Company or the holder thereof certifies to the Company that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. Notwithstanding the failure by any holder of the Series A Convertible Preferred Stock to deliver the certificates representing such holder's shares as required by this Section 5.2(b), such conversion shall be deemed to have been effected immediately prior to the close of business on the Series A Conversion Date, and at such time the rights of each holder as holder of the Series A Convertible Preferred Stock shall cease and such holder shall be deemed to have become the holder of record of the shares of Common Stock issuable upon the conversion of such holder's shares of Series A Convertible Preferred Stock.

5.3 Series A Conversion Rate. The number of shares of Common Stock that a holder of Series A Convertible Preferred Stock shall be entitled to receive upon conversion pursuant to this Section 5 shall be the product obtained by multiplying (a) the number of shares of Series A Convertible Preferred Stock being converted at any time, by (b) the quotient obtained by dividing (I) the sum of the Original Series A Purchase Price, by (ii) the Series A Conversion Value then in effect.

5.4 Anti-Dilution Adjustments to the Series A Conversion Value.

(a) In the event that the Company shall, at any time while there are any shares of Series A Convertible Preferred Stock outstanding, issue or sell shares of Common Stock or Common Stock Equivalents without consideration or at a price per share or Net Consideration Per Share less than the Series A Conversion Value in effect immediately prior to such issuance or sale (other than under any of the circumstances which would constitute an Extraordinary Common Stock Event, the adjustment for which is provided in subsection (b) below), then in each such case the Series A Conversion Value shall, simultaneously with such issuance or sale, be lowered to equal the price per share or Net Consideration Per Share received or receivable by the Company in connection with such issuance or sale. The provisions of this Section 5.4(a) may be waived as to all shares of Series A Convertible Preferred Stock in any instance upon the written consent of the Majority Holders. In no event shall the Series A Conversion Value be more than the Original Series A Purchase Price.

(b) In the event that the Company shall effect an Extraordinary Common Stock Event, the Series A Conversion Value shall, simultaneously with the consummation of such Extraordinary Common Stock Event, be adjusted by multiplying the Series A Conversion Value by a fraction, (I) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event (calculated on a Fully-Diluted Basis), and (ii) the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event (calculated on a Fully-Diluted Basis), and the product so obtained shall thereafter be the Series A Conversion Value, which, as so adjusted, shall be readjusted in the same manner upon the consummation of any successive Extraordinary Common Stock Event or Events.

(c) In the event that the Company shall make or issue to holders of Common Stock, or shall fix a record date for the determination of holders of Common Stock entitled to receive, any dividend or other distribution payable in Equity Securities (other than shares of Common Stock), evidences of its indebtedness or other property (other than a cash dividend that is payable solely out of earnings or surplus legally available for dividends under applicable law), then, in each such event and as a condition precedent to the taking of any such action, lawful and adequate provision (in form and substance approved by the Majority Holders, which approval shall not be unreasonably withheld or delayed) shall be made whereby each holder of Series A Convertible Preferred Stock shall thereafter have the right to receive, upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of such Equity Securities, evidences of indebtedness or other property as such holder would have received had such holder been the record owner, at the time the Company made or issued such dividend or other distribution or on the record date fixed therefor, as the case may be, of that number of shares of Common Stock receivable upon conversion of all of such holder's shares of Series A Convertible Preferred Stock, and had such holder thereafter, during the period from the date of such event to and including the Series A Conversion Date relating to such holder's shares of Series A Convertible Preferred Stock, retained such Equity Securities, evidences of indebtedness or other property, giving application to all other adjustments called for during such period under this Section 5.4.

(d) In the event that the Company shall effect (I) any reorganization, recapitalization or reclassification of the capital stock of the Company, (ii) any consolidation or merger of the Company with or into any other person, or (iii) the sale or other disposition of all or substantially all of the Company's assets to any other person, in such a way that the holders of Common Stock shall be entitled to receive cash, Equity Securities, evidences of indebtedness or other property with respect to or in exchange for their shares of Common Stock, then, in each such event and as a condition precedent to the consummation thereof, lawful and adequate provision (in form and substance approved by the Majority Holders, which approval shall not be unreasonably withheld or delayed) shall be made whereby each holder of Series A Convertible Preferred Stock (other than any holder that has elected to treat any such transaction that constitutes a Change of Control Event as a liquidation pursuant to Section 3.2 and has received the Series A Liquidation Amount in connection therewith) shall thereafter have the right to receive, upon conversion thereof, in lieu of the shares of Common Stock immediately theretofore receivable upon such conversion, the kind and amount of cash, Equity Securities, evidences of indebtedness and other property as such holder would have received had such holder been the record owner, at the time of such reorganization, recapitalization, reclassification, consolidation, merger, sale or disposition, of that number of shares of Common Stock receivable upon conversion of all of such holder's shares of Series A Convertible Preferred Stock immediately prior to the reorganization, recapitalization, reclassification, consolidation, merger, sale or disposition, and in any such case appropriate provision shall be made with respect to the rights and interests of the holders to Series A Convertible Preferred Stock to accomplish the provisions hereof (including, without limitation, provision for adjustments that, for events subsequent to such reorganization, recapitalization, reclassification, consolidation, merger, sale or disposition, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 5.4). If the holders of the Common Stock may elect from choices the kind and/or amount of cash, Equity Securities, evidences of indebtedness and other property receivable upon such reorganization, recapitalization, reclassification, consolidation, merger, sale or disposition, then, for purposes of this Section 5.4(d), the kind and amount of cash, Equity Securities, evidences of indebtedness and other property receivable by each holder of Series A Convertible Preferred Stock upon conversion thereof shall be specified by each such holder, which specification shall be made by each such holder by the later of (I) ten Business Days after such holder is provided with a final version of all material information concerning such choice as is provided to the holders of Common Stock, and (ii) the last time at which the holders of Common Stock are permitted to make their specifications known to the Company; provided, however, that if any such holder fails to make any specification within such time period, such holder's choice shall be deemed to be whatever choice is made by a plurality of the holders of Common Stock (including the other holders of Series A Convertible Preferred Stock) not affiliated with the Company or, in the case of a consolidation, merger, sale or disposition, the other parties thereto. Notwithstanding the foregoing, the Company shall not effect any consolidation, merger or sale in which it is not the surviving corporation, unless (A) prior to the consummation thereof, the surviving entity resulting from such consolidation or merger or the person purchasing such assets shall assume, by written instrument (in form and substance approved by the Majority Holders, which approval shall not be unreasonably withheld or delayed), executed and mailed or delivered to each holder of Series A Convertible Preferred Stock at such holder's address of record as shown on the books of the Company, any obligation to deliver to such holder such cash, Equity Securities, evidences of indebtedness or other property as, pursuant with the foregoing provisions, such holder may be entitled to receive or (B) all of the Series A Convertible Preferred Stock shall have been converted into Common Stock pursuant to this Section 5.

(e) In the event that the Company shall take any other action affecting the Equity Securities of the Company, other than an action described in the foregoing subsections (a) through (d), inclusive, of this Section 5.4, which action would have an adverse effect upon the conversion rights of the holders of Series A Convertible Preferred Stock, the Series A Conversion Value shall, simultaneously with the taking of such action, be adjusted in such a manner as the Board of Directors of the Company, on the advice of the Company's independent public accountants and in consultation with the holders of Series A Convertible Preferred Stock, shall in good faith determine to be equitable under the circumstances.

(f) The following provisions shall be applicable to the making of adjustments in the Series A Conversion Value pursuant to this Section 5.4:

(i) Any obligation, agreement or undertaking to issue shares of Common Stock or Common Stock Equivalents at any time in the future shall be deemed to be an issuance at the time such obligation, agreement or undertaking is made or arises.

(ii) No adjustment of the Series A Conversion Value shall be made pursuant to this Section 5.4 upon the issuance of any shares of Common Stock that are issued upon the exercise, conversion or exchange of any Common Stock Equivalents for which an adjustment has already been made pursuant to this Section 5.4. Should the Net Consideration Per Share of any Common Stock Equivalents for which an adjustment has been made pursuant to this Section 5.4 be decreased from time to time other than as a result of the application of anti-dilution provisions substantially similar to the provisions of this Section 5.4, then, upon the effectiveness of each such change, the Series A Conversion Value shall be readjusted to that which would have been obtained (A) had the adjustments made pursuant to this Section 5.4 upon the issuance of such Common Stock Equivalents been made upon the basis of the new Net Consideration Per Share of such Common Stock Equivalents, and (B) had the adjustments made to the Series A Conversion Value since the date of issuance of such Common Stock Equivalents been made to such Series A Conversion Value as adjusted pursuant to clause (A) above.

(iii) In the event any shares of Common Stock or Common Stock Equivalents are issued or sold without consideration, such shares of Common Stock or Common Stock Equivalents shall be deemed to have been issued or sold for a consideration of US$0.01 per share.

(iv) In the event that all or any part of the consideration received or paid by the Company in connection with any of the transactions described in this Section 5.4 consists of property other than cash, such consideration shall be deemed to have a fair market value as is reasonably determined in good faith by the Board of Directors of the Company in a manner reasonably acceptable to the Majority Holders.

(v) All calculations under this Section 5.4 shall be made to the nearest 1/100 of a cent or 1/10,000 of a share of Common Stock, as the case may be. No adjustment to the Series A Conversion Value shall be required unless such adjustment (plus any adjustments not previously made by reason of this Section 5.4(f)(v)) would require an increase or decrease of at least 1% in such Series A Conversion Value; provided, however, that any adjustment(s) that by reason of this Section 5.4(f)(v) are not required to be made shall be carried forward and taken into account upon the earlier of (A) any subsequent adjustment or (B) any conversion of Series A Convertible Preferred Stock pursuant to the terms of this Section 5.

(i) The number of shares of Common Stock outstanding at any time shall not include any shares held in the treasury of the Company.

(ii) Notwithstanding any other provision of this Section 5.4, no adjustment to the Series A Conversion Value shall be made to the extent such adjustment would reduce the Series A Conversion Value below the par value of the Common Stock.

(iii) The provisions of this Section 5.4 shall not apply to:

(A) the issuance of up to 100,000 shares of Common Stock or Common Stock Equivalents (subject to equitable adjustment in the event of any stock split, stock dividend, combination, recapitalization, reorganization, reclassification or other similar event) to employees, officers or directors of, or consultants or advisors to, the Company pursuant to any equity incentive compensation plan approved by the Company's Board of Directors;

(B) the issuance of shares of Common Stock upon the conversion of any shares of Series A Convertible Preferred Stock hereunder; or

(C) the sale or issuance of shares of Common Stock pursuant to a Qualified Public Offering.

(a) In each case of an adjustment or readjustment of the Series A Conversion Value pursuant to this Section 5.4, the Company shall, at its expense, promptly furnish to each holder of Series A Convertible Preferred Stock a certificate prepared and signed by the Treasurer or Chief Financial Officer of the Company, setting forth (I) such adjustment or readjustment, (ii) the Series A Conversion Value in effect following such adjustment or readjustment, (iii) the number of shares of Common Stock and the amount, if any, of other securities and property that at the time would be received upon the conversion of each share of Series A Convertible Preferred Stock, and (iv) the facts, set forth in reasonable detail, upon which such adjustment or readjustment is based.

5.5 Cash in Lieu of Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Series A Convertible Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of Series A Convertible Preferred Stock, the Company shall pay to the holder of the shares of Series A Convertible Preferred Stock which were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of the Common Stock at the close of business on the Series A Conversion Date. The determination as to whether or not any fractional shares are issuable shall be based upon the aggregate number of shares or fractional shares of Series A Convertible Preferred Stock being converted at any one time by any holder thereof, not upon each share or fractional share of Series A Convertible Preferred Stock being converted.

5.6 Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Convertible Preferred Stock (including any shares of Series A Convertible Preferred Stock issuable upon the exercise, conversion or exchange of any options, warrants, purchase rights or convertible securities), and, if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Convertible Preferred Stock (including any shares of Series A Convertible Preferred Stock issuable upon the exercise, conversion or exchange of any options, warrants, purchase rights or convertible securities), the Company shall take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5.7 Issue Taxes. The Company shall pay all issue taxes (other than any taxes measured by the income of any person other than the Company), if any, incurred in respect of the issuance of shares of Common Stock upon a conversion of shares of Series A Convertible Preferred Stock. If a holder of shares surrendered for conversion specifies that the shares of Common Stock to be issued upon conversion are to be issued in a name or names other than the name or names in which such surrendered shares stand, the Company shall not be required to pay any transfer or other taxes incurred by reason of the issuance of such shares of Common Stock to the name of another, and if the appropriate transfer taxes shall not have been paid to the Company or the transfer agent for the Series A Convertible Preferred Stock at the time of surrender of the shares involved, the shares of Common Stock issued upon conversion thereof may be registered in the name or names in which the surrendered shares were registered, despite the instructions to the contrary.

6. Preemptive Rights.

6.1 Subsequent Offerings. The holders of Series A Convertible Preferred Stock shall have a right of first refusal to purchase their Pro Rata Share of up to eighty percent (80%) of any Equity Securities that the Company may, from time to time, propose to sell or issue, other than under any of the circumstances described in Section 6.4.

6.2 Exercise of Preemptive Rights. This Section 6.2 shall be of no force and effect after the earlier of (I) the occurrence of the Qualified Public Offering, or (ii) July 31, 2007. If the Company proposes to issue any Equity Securities, it shall give each holder of Series A Convertible Preferred Stock, in accordance with the provisions of Section 8.2, written notice of its intention, describing the Equity Securities and the price and the terms and conditions upon which the Company proposes to issue such Equity Securities. Each holder of Series A Convertible Preferred Stock shall have 30 days from the receipt of such notice to agree to purchase up to its Pro Rata Share of up to eighty percent (80%) of such Equity Securities for the price and upon the other terms and conditions specified in the notice by giving written notice to the Company stating the quantity of Equity Securities that it agrees to purchase. Any holder may, in such notice to the Company, further state any additional amount of Equity Securities in excess of such holder's Pro Rata Share that such holder would be willing to purchase if not subscribed for by other holders of Series A Convertible Preferred Stock, which additional amount shall be allocated to such holder as set forth in Section 6.3 below.

6.3 Issuance of Equity Securities to Other Persons. If not all of the holders of Series A Convertible Preferred Stock elect to purchase their Pro Rata Share of the Equity Securities proposed to be issued, then the Company shall allocate and sell any unsubscribed Equity Securities pro rata among those holders of Series A Convertible Preferred Stock that gave notice to the Company pursuant to Section 6.2 above that they would be willing to purchase an amount of Equity Securities in excess of their respective Pro Rata Share, up to the full amount of Equity Securities that each such holder stated it would be willing to purchase. If, notwithstanding the allocation of unsubscribed Equity Securities contemplated by the preceding sentence, the holders of Series A Convertible Preferred Stock still fail to exercise in full the preemptive rights established by this Section 6, then the Company shall have 90 days thereafter to sell the Equity Securities in respect of which such holders' rights were not exercised (as well as those Equity Securities proposed to be offered that were in excess of the aggregate Pro Rata Share of the holders of Series A Convertible Preferred Stock in respect of which such holders had preemptive rights) and the twenty percent (20%) of the proposed offering of Equity Securities that are not subject to the preemptive rights set forth in this Article 6 to any other persons or persons, at a price and upon such other terms and conditions no more favorable to the purchasers thereof than those specified in the Company's notice to the holders of Series A Convertible Preferred Stock pursuant to Section 6.2 above. If the Company has not sold such Equity Securities within such 90-day period, the Company shall not thereafter issue or sell any Equity Securities without first offering such Equity Securities to the holders of Series A Convertible Preferred Stock in the manner provided above.

6.4 Excluded Securities. The preemptive rights established by this Section 6 shall have no application to the following:

(a) the issuance of Equity Securities under any of the circumstances that would constitute an Extraordinary Common Stock Event;

(b) the issuance of up to 100,000 shares of Common Stock or Common Stock Equivalents to employees, officers or directors of, or consultants or advisors to, the Company or any Subsidiary pursuant to any equity incentive compensation plan approved by the Company's Board of Directors;

(c) the issuance of shares of Common Stock upon the conversion of any shares of Series A Convertible Preferred Stock hereunder; and

(d) the sale or issuance of shares of Common Stock pursuant to a Qualified Public Offering.

7. Restrictions and Limitations on Corporate Action.

7.1 Special Voting Rights. The Company shall not, without obtaining the prior affirmative vote or written consent of the Majority Holders, take any corporate action or amend its Operating Agreement, the Series A Certificate of Designation, if such corporate action or amendment would adversely affect any of the rights, preferences or privileges of, or the limitations provided for herein for the benefit of, the holders of Series A Convertible Preferred Stock. In addition to, and without limiting the generality of, the foregoing, the Company shall not, without obtaining the prior affirmative vote or written consent of the Majority Holders, take any corporate action or effect any such amendment, the effect of which would, directly or indirectly:

(a) amend, alter, restate or otherwise change or waive any provision of the Company's Operating Agreement, the Series A Certificate of Designation;

(b) in any manner (I) alter or change the designation or the powers, preferences, rights, qualifications, limitations or restrictions of the Series A Convertible Preferred Stock (including, without limitation, the amount payable to the holders of Series A Convertible Preferred Stock pursuant to Section 3 hereof), (ii) increase the authorized number of shares of Series A Convertible Preferred Stock, or (iii) issue any additional shares of Series A Convertible Preferred Stock;

(c) in any manner (I) authorize, create, amend or issue shares of any class or series of capital stock, or (ii) authorize, create, amend or issue any Equity Securities or any bonds, debentures, notes or other obligations that are convertible into or exchangeable for, or have optional rights to purchase, (A) shares of any class or series of capital stock having any such ranking prior to or on parity with the Series A Convertible Preferred Stock or (B) shares of any class or series of capital stock with special voting rights.

(d) reclassify shares of Common Stock or shares of any other class or series of capital stock hereinafter created junior to the Series A Convertible Preferred Stock into (I) shares of any class or series of capital stock ranking as to payment of dividends, distribution of assets, redemption or any other matter prior to or on a parity with the Series A Convertible Preferred Stock, or (ii) shares of any class or series of capital stock with special voting rights;

(e) authorize, approve or result in the repurchase, redemption or other acquisition of capital stock or other Equity Securities of the Company, except for (I) the redemption of the Series A Convertible Preferred Stock pursuant to the terms hereof, and (ii) any other redemption or repurchase expressly permitted pursuant to Section 2.2(b) hereof;

(f) authorize, approve or result in the declaration or payment of any dividend or other distribution of cash, property or securities with respect to any shares of Common Stock or any other class or series of capital stock of the Company, except for (I) the declaration and payment of dividends on the Series A Convertible Preferred Stock pursuant to the terms hereof, and (ii) the declaration and payment of any other dividend or distribution expressly permitted pursuant to Section 2.2(b) hereof;

(g) authorize, approve or result in (I) any voluntary liquidation, dissolution, winding up, reclassification, recapitalization, reorganization, bankruptcy or similar transaction of the Company, (ii) any merger or consolidation of the Company with or into, or the sale of all or substantially all of the assets of the Company to, any other person or persons, whether in one transaction or a series of related transactions, or (iii) any public offering of any securities of the Company other than a Qualified Public Offering;

(h) change the size of the Board of Directors of the Company from a board consisting of five directors;

(i) authorize, approve or result in the Company entering into any new line of business or making any other substantial change in its business;

(j) form, organize or create any Subsidiary, or, with respect to those Subsidiaries that are already in existence or that are formed, organized or created with the consent of the holders of Series A Convertible Preferred Stock in accordance with this Section 7.1(k), cause or authorize any such Subsidiary to sell or issue any securities to any person other than the Company;

(k) authorize, approve or result in an increase in the compensation of any employee of the Company to an amount that would cause the Company to result in, or may result in, greater than 25% negative variance from the EBITDA (as defined in the Operating Agreement) or 25% variance in expenditures budgeted in the Operating Plan (as defined in the Operating Agreement);

(l) cause or authorize any Subsidiary to engage in any of the foregoing actions.

7.2 Special Voting Rights; Merlin. So long as the holder of Series A Convertible Preferred Stock shall continue to own twenty-five percent (25%) or more of the then outstanding shares of common stock or securities convertible or exchangeable for common stock or options, warrants or other rights to subscribe or purchase common stock of Merlin Software Technologies International, Inc. on a fully-diluted basis, then the Company shall not, without obtaining the prior affirmative vote or written consent of the Majority Holders, take any action or effect any amendment of its Operating Agreement or the Series A Certificate of Designation, if such corporate action or amendment would, directly or indirectly:

(a) authorize, approve or result in the acquisition of, or the investment in, another entity or business by the Company, whether through the purchase of the assets or securities of such entity or business or a merger, consolidation or similar business transaction with such entity or business;

(b) commence, defend, compromise or settle any action, suit or other proceeding with respect to the business and affairs of the Company;

(c) file any petition seeking bankruptcy protection or other similar relief; or

(d) engage in any business not described in the Company's most recent business plan approved by the Board of Directors;

(e) create, authorize, reserve or otherwise involve the issuance of more than an aggregate of 100,000 shares of Common Stock to employees, officers and directors of, and consultants and advisors to, the Company and its Subsidiaries pursuant to a Management Incentive Program; or

(f) authorize, approve or result in the Company entering into any transaction with any holder of Equity Securities of the Company or any Affiliate of any such holder.

7.3 No Dilution or Impairment. The Company shall not, by amendment of its Operating Agreement, this Series A Certificate of Designation, or through any reorganization, transfer of capital stock or assets, consolidation, merger, dissolution, issuance or sale of Equity Securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Series A Convertible Preferred Stock set forth herein, but shall at all times in good faith assist in the carrying out of all such terms.

8. Notices.

8.1 Notices of Record Date. In the event of (a) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividends or other distribution, or any right to subscribe for, purchase or otherwise acquire any Equity Securities or other property; (b) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company, or any sale or disposition of all or substantially all of the assets of the Company to any other person or persons; or (c) any voluntary or involuntary dissolution, liquidation, winding up or bankruptcy of the Company (each, a "Record Event"), then and in each such Record Event the Company shall give each holder of Series A Convertible Preferred Stock a notice specifying (I) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right; (ii) the date on which any such reorganization, reclassification, recapitalization, sale, disposition, merger, consolidation, dissolution, liquidation, winding up or bankruptcy is expected to become effective; and (iii) the time, if any, that is to be fixed as to when the holders of record of Common Stock or other Equity Securities shall be entitled to exchange their shares of Common Stock or other Equity Securities for cash, securities or other property deliverable upon such reorganization, reclassification, recapitalization, sale, disposition, merger, consolidation, dissolution, liquidation, winding up or bankruptcy. In each such Record Event, the notice required by this Section 8.1 shall be delivered at least 30 days prior to the date specified in such notice.

8.2 Notices in General. Whenever a notice is required to be given to a holder of shares of Series A Convertible Preferred Stock pursuant to this Series A Certificate of Designation (including, without limitation, any notice required by Section 8.1 above), such notice shall be delivered in person, sent by nationally recognized overnight delivery service specifying next day delivery, mailed by certified or registered mail, postage prepaid and return receipt requested, or sent by telecopier, telex, facsimile or similar transmission, to such holder's address of record as shown on the books of the Company.

9. Cancellation of Series A Convertible Preferred Stock. Any shares of Series A Convertible Preferred Stock that are acquired by the Company by reason of redemption, repurchase, conversion or otherwise shall be cancelled and returned to the status of authorized but unissued shares of undesignated Preferred Stock. Upon the cancellation of all outstanding shares of Series A Convertible Preferred Stock in the foregoing manner, this Series A Certificate of Designation shall terminate and have no further force and effect.

10. Definitions and Constructions.

10.1 Definitions. As used in this Series A Certificate of Designation, the following terms shall have the following respective meanings:

"Affiliates" shall mean any person directly or indirectly controlled by, controlling or under common control with another person, where the term "control," for purposes of this definition, means the power to direct the management of the person in question.

"Change of Control Event" shall mean (a) a consolidation or merger of the Company with or into any person that results in the holders of the voting securities of the Company immediately following the issuance of the Series A Convertible Preferred Stock on the Original Series A Issuance Date (together with their respective Affiliates) holding or having the right to direct the voting of thirty-five percent (35%) or less of the total outstanding voting securities of the Company or such other surviving entity immediately following such Change of Control Event, (b) a sale or other disposition, in one transaction or a series of related transactions, of all or substantially all of the assets of the Company, or (c) the sale or issuance, in one transaction or a series of related transactions, by the Company or any of its stockholders of any Equity Securities to any person such that, following the consummation of such transaction(s), such person (together with its Affiliates) would own or have the right to acquire greater than thirty-five percent (35%) of the outstanding shares of Common Stock (calculated on a Fully-Diluted Basis).

"Common Stock" shall mean the Company's common stock.

"Common Stock Equivalents" shall mean (a) any security convertible, with or without consideration, into any Common Stock (including any option, warrant or other right to subscribe for or purchase such a security), (b) any security carrying any option, warrant or other right to subscribe for or purchase any Common Stock, or (c) any such option, warrant or other right.

"Company" shall mean MASUBI LLC, a Delaware limited liability company.

"Equity Securities" shall mean (a) any Common Stock or other capital stock of the Company, (b) any security convertible, with or without consideration, into any Common Stock or other capital stock of the Company (including any option, warrant or other right to subscribe for or purchase such a security), (c) any security carrying any option, warrant or other right to subscribe for or purchase any Common Stock or other capital stock of the Company, or (d) any such option, warrant or other right.

"Extraordinary Common Stock Event" shall mean (a) the issuance of additional shares of Common Stock as a dividend or other distribution on outstanding shares of Common Stock, (b) a subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (c) a combination or reverse stock split of outstanding shares of Common Stock into a smaller number of shares of the Common Stock.

"Fully-Diluted Basis" shall include, when used to refer to the number of shares of Common Stock then outstanding, all shares of Common Stock that are issued and outstanding at such time plus all shares of Common Stock that are issuable upon the conversion, exercise or exchange of all other Equity Securities that are issued and outstanding at such time and that are, directly or indirectly, convertible into or exercisable or exchangeable for shares of Common Stock, regardless of whether such Equity Securities are then convertible, exercisable or exchangeable.

"Majority Holders" shall mean the holders of a majority of the outstanding shares of the Series A Convertible Preferred Stock.

"Net Consideration Per Share" shall mean, in determining the amount of consideration received and/or receivable by the Company for any Common Stock issued upon the conversion, exercise or exchange of any Common Stock Equivalents, the amount equal to (a) the total amount of consideration, if any, received by the Company for the issuance of such Common Stock Equivalents plus (b) the minimum amount of consideration, if any, payable to the Company upon conversion, exercise or exchange thereof, divided by the aggregate number of shares of Common Stock that would be issued if all such Common Stock Equivalents were converted, exercised or exchanged. The Net Consideration Per Share receivable by the Company shall be determined in each instance as of the date of issuance of Common Stock Equivalents without giving effect to any possible future upward price adjustments or rate adjustments that may be applicable with respect to such Common Stock Equivalents. If the consideration received and/or receivable by the Company is not in cash or stock with a readily ascertainable fair market value, the value of such consideration shall be determined by the parties in good faith. In the event of a dispute between the parties as to the fair value of such consideration, the Company shall engage a consulting, investment banking or other valuation firm selected by the Majority Holders to prepare an independent appraisal of the fair market value of such consideration, which appraisal shall be binding on the parties.

"Operating Agreement" shall mean the Operating Agreement of the Company, as amended from time to time, including the Series A Certificate of Designation.

"Original Series A Issuance Date" shall mean July __, 2002.

"Original Series A Purchase Price" shall mean US$ 10. The term "person" shall mean any individual, partnership, limited liability company, corporation, business trust, trust, unincorporated association, joint venture or other entity of whatever nature.

"Preferred Stock" shall mean the Company's preferred stock.

"Pro Rata Share" shall mean, with respect to each holder of Series A Convertible Preferred Stock, such amount as is equal to the ratio of (a) the number of shares of Common Stock that such holder owns or has the right to acquire immediately prior to the issuance of Equity Securities in question, to (b) the total number of shares of issued and outstanding Common Stock (calculated on a Fully-Diluted Basis) immediately prior to such issuance.

"Qualified Public Offering" shall mean a firm commitment underwritten public offering registered under the Securities Act (or its equivalent statute under the laws of the Republic of India) covering the offer and sale by the Company of its Common Stock (a) in which (i) the aggregate proceeds to the Company equal or exceed US$ 30,000,000, net of underwriting discounts and commissions, and (ii) the price per share of such Common Stock, net of costs, expenses, underwriting discounts and commissions, equals or exceeds the quotient of (x) US$ 35,050,000 divided by (y) the number of shares of Common Stock then outstanding, and (b) that results in the securities so offered being listed on a national securities exchange or trading market.

"Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"Series A Certificate of Designation" shall mean this Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock, as the same may be amended from time to time.

"Series A Conversion Date" shall mean, as the case may be, (a) with respect to any shares of Series A Convertible Preferred Stock voluntarily converted into Common Stock pursuant to Section 5.1, the date on which the Company receives a Conversion Notice relating to such shares, together with the certificate or certificates representing such shares, or (b) with respect to all shares of Series A Convertible Preferred Stock automatically converted into Common Stock pursuant to Section 5.2, the date of the Conversion Event.

"Series A Conversion Value" shall initially equal the Original Series A Purchase Price, but shall be subject to adjustment in accordance with Section 5.4 hereof.

"Series A Preferential Amount" shall mean, as of any given date, two times the Original Series A Purchase Price (subject to equitable adjustment in the event of any stock split, stock dividend, combination, recapitalization, reorganization, reclassification or other similar event) plus all accrued but unpaid dividends on each such share of Series A Convertible Preferred Stock as of such date.

"Subsidiary" shall mean any corporation, limited liability company, partnership, business trust, trust, unincorporated association, joint venture or other entity of whatever nature: (i) of which the Company and/or any of its other Subsidiaries directly or indirectly owns at the time at least fifty percent (50%) of the outstanding voting securities or similar ownership interests, or (ii) which is under the direct or indirect control of the Company and/or any of its other Subsidiaries.

10.2 Construction Whenever the context requires, the gender of any word used in this Series A Certificate of Designation includes the masculine, feminine or neuter, and the number of any word includes the singular or plural. Unless the context otherwise requires, all references to sections refer to sections of this Series A Certificate of Designation, and all references to schedules are to schedules attached hereto, each of which is made a part hereof for all purposes.

10.3 Headings The headings and subheadings in this Series A Certificate of Designation are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Series A Certificate of Designation or any provision hereof.